SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported):  April 1, 1998



                           LAWTER INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)



     Delaware                  1-7558               36-1370818
  (State or other            (Commission         (I.R.S Employer
  jurisdiction of            File Number)        Identification No.)
  incorporation)
     1-7558



         One Terra Way, 8601 95th Street, Kenosha, Wisconsin 53412-7716
                    (Address of principal executive offices)



                                 (414) 947-7300
                         (Registrant's telephone number)



                                 Not applicable
          (Former Name or Former Address, if Changed Since Last Report)

















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Item 5. Other Events.

        On April 1, 1998, the Company issued a press release announcing that, pursuant to that certain Purchase Agreement and Mutual Release dated as of March 19, 1998, on April 1, 1998 the Company purchased the 11,503,130 shares of the Company's Com mon Stock held by the Estate of Daniel J. Terra, representing approximately 25.4% of the issued and outstanding Common Stock of the Company, for a purchase price of $11.375 per share. The $130,848,104 aggregate purchase price was funded by the Compa ny through borrowings of $100,000,000 under the Company's Private Shelf Agreement with The Prudential Insurance Company of America, as amended, and cash on hand. On April 1, 1998, the Company entered into an amendment (the "Amendment") to its Privat e Shelf Agreement dated as of December 6, 1995 with The Prudential Insurance Company of America ("Prudential"). Among other things, the Amendment modified certain covenants contained in the original Private Shelf Agreement. The Company issued and s old $100,000,000 in aggregate principal amount of its 6.91% Series B Senior Notes due 2010 to Prudential under and pursuant to the agreement, as amended. The Amendment is attached as an exhibit to this report and is incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)     Exhibits

        99.1 - Press Release dated April 1, 1998.

        99.2 - First Modification of Private Shelf Agreement dated as of December 6, 1995 (the"Agreement"), by and between Lawter International, Inc. (the "Company") and The Prudential Insurance Company of America ("Prudential").
































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



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       LAWTER INTERNATIONAL, INC.
                                       (Registrant)


                                        /s/ John P. O'Mahoney
                                        John P. O'Mahoney
                                        Chairman of the Board and
                                        Chief Executive Officer
                                        (On behalf of the registrant in his
                                        capacity as Principal Executive Officer)


April 1, 1998







































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


EXHIBIT INDEX


Number       Description

99.1         Press Release dated April 1, 1998

99.2 First Modification of Private Shelf Agreement dated as of December 6, 1995 (the"Agreement"), by and between Lawter International, Inc. (the "Company") and The Prudential Insurance Company of America ("Prudential").



















































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